Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-215288 on Form S-3, and Registration Statement No. 333-219687 on Form S-8 of our reports dated February 28, 2019, relating to the financial statements of Vistra Energy Corp. and its Predecessor Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding emergence from bankruptcy and the non-comparability of Vistra Energy Corp. to the Predecessor Company), and the effectiveness of Vistra Energy Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vistra Energy Corp. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 28, 2019